Exhibit 5.3

December 5, 2024 TransCanada PipeLines Limited 450 - 1 Street S.W. Calgary, Alberta, Canada, T2P 5H1

Ladies and Gentlemen:

We hereby consent to the references to this firm under the captions “Legal Matters” and “Documents Filed as Part of the Registration Statement” in the prospectus included as part of the registration statement on Form F-10 of TransCanada PipeLines Limited filed with the U.S. Securities and Exchange Commission on December 5, 2024.

In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ White & Case LLP

White & Case LLP